UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 29, 2009

DATATRAK International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	000-20699	34-1685364
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6150 Parkland Boulevard, Mayfield Hts., Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-443-0082

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 2, 2009, DATATRAK International, Inc. (the "Company") received notice that the Nasdaq Hearings Panel (the "Panel") has determined to delist the Company’s common shares from the Nasdaq Capital Market and will suspend trading of the Company’s securities effective at the open of trading on June 4, 2009.

As previously disclosed, on August 18, 2008, the Company received a notice (the "Stockholders’ Equity Notice") from the Nasdaq Stock Market ("Nasdaq") indicating the Company was not in compliance with Marketplace Rule 4310(c)(3) (the "Minimum Equity Rule"), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Nasdaq requested in the Stockholders’ Equity Notice that the Company submit a plan to regain compliance under the Minimum Equity Rule on or before September 3, 2008. The Company subsequently submitted a proposal to Nasdaq outlining its plan to achieve and sustain compliance with the Minimum Equity Rule and requested an extension of time in order to execute its proposal. On December 2, 2008, the Company received a letter from Nasdaq informing it that the Nasdaq staff could not provide the Company with additional time to regain compliance with the Minimum Equity Rule, and unless the Company filed an appeal to the Nasdaq staff’s determination, the Company’s common shares would be suspended at the opening of business on December 11, 2008 and a Form 25-NSE would be filed with the SEC which would remove the Company common shares from listing and registration on Nasdaq. On December 9, 2008, the Company filed a request for a hearing in front of the Panel to appeal the Nasdaq staff’s determination pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. This request stayed the suspension of the Company’s common shares and the filing of the Form 25-NSE pending the decision. On January 8, 2009, the Company presented its plan to regain compliance with the Minimum Equity Rule and all other applicable requirements for continued listing on the Nasdaq to the Panel, and requested an exception until June 1, 2009 by which date the Company believes that it will be able to demonstrate such compliance.

The Panel’s decision to delist the securities of the Company from Nasdaq was based on its conclusion that the Company had not met the exception requirement and that it remains deficient with respect to the Minimum Equity Rule. The Company will not appeal the Panel’s decision.

The Company has been advised by Pink OTC Markets Inc, which operates an electronic quotation service for securities traded over-the-counter, that its securities are immediately eligible for quotation effective with the open of business on June 4, 2009. The Company’s common shares will continue to trade under the symbol DATA.

The Company’s common shares may, in the future, also be quoted on the Over-the-Counter Bulletin Board (the "OTCBB"), an electronic quotation service maintained by the Financial Industry Regulatory Authority ("FINRA"), provided that a market maker in the Company’s common shares files the appropriate application with, and such application is cleared by, FINRA. The Company anticipates disclosing further trading venue information for its common shares once such information becomes available.

The Company issued a press release today announcing the Nasdaq determination, a copy of which is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Termination of Salary Continuation Payments to G. Matthew Delaney

As previously disclosed, effective March 13, 2009, the Board of Directors removed G. Matthew Delaney as the Company’s Interim President and terminated the employment agreement between Mr. Delaney and the Company dated as of May 15, 2008 (the "Employment Agreement"). As a result, commencing on April 13, 2009 and pursuant to the terms of the Employment Agreement, Mr. Delaney was, among other things, entitled to receive one (1) year of salary continuation subject to the terms and conditions of the Employment Agreement.

By letter dated May 29, 2009, the Company notified Mr. Delaney that it had become aware that Mr. Delaney had violated certain covenants of the Employment Agreement and accordingly, the Company was terminating the remaining salary continuation payments due under the Employment Agreement effective immediately. Mr. Delaney remains subject to the confidentiality, non-competition, non-interference and non-disparagement provisions of his Employment Agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release dated June 4, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATATRAK International, Inc.

June 4, 2009	By:	/s/ Raymond J. Merk

Name: Raymond J. Merk
Title: Vice President of Finance, Chief Financial Officer, Chief Operating Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated June 4, 2009